Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of October 2003.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2003.

Operational Statistics for the month of October 2003 and the comparative figures for the previous month are as follows:-

	October 2003	September 2003

1. CELLULAR BUSINESS

Aggregated Number of GSM Cellular Service Subscribers	62.329 million	61.580 million
• Post-paid Subscribers	32.213 million	32.104 million
• Pre-paid Subscribers	30.116 million	29.476 million
Aggregated Net Addition in 2003 of GSM Cellular Service Subscribers	8.864 million	8.115 million
• Post-paid Subscribers	2.495 million	2.386 million
• Pre-paid Subscribers	6.369 million	5.729 million
Aggregated Number of CDMA Cellular Service Subscribers	14.650 million	13.343 million
• Post-paid Subscribers	14.174 million	13.006 million
• Pre-paid Subscribers (Note 3)	0.476 million	0.337 million
Aggregated Net Addition in 2003 of CDMA Cellular Service Subscribers	8.405 million	7.098 million
• Post-paid Subscribers	7.930 million	6.761 million
• Pre-paid Subscribers (Note 3)	0.475 million	0.337 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

Aggregated Usage Volume in 2003 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.4111 billion	5.5867 billion
• Domestic Long Distance	6.3083 billion	5.4960 billion
• International, Hong Kong, Macau & Taiwan Long Distance	0.1028 billion	0.0907 billion
Aggregated Usage Volume in 2003 of Outgoing Calls of IP Telephone (minutes)	9.1328 billion	8.1262 billion
• Domestic Long Distance	9.0109 billion	8.0162 billion
• International, Hong Kong, Macau & Taiwan Long Distance	0.1219 billion	0.1100 billion

3. INTERNET SERVICES:

Aggregated Number of Internet Subscribers	11.600 million	11.249 million

4. PAGING SERVICES:

Aggregated Number of Paging Subscribers	10.054 million	10.794 million

Notes:

1.                           All the Aggregated Numbers recorded for the months of September 2003 and October 2003 are aggregated data reported at 24:00 on 30 September 2003 and 31 October 2003 respectively.

2.                           The accounting periods of all Aggregated Net Additions in 2003 and all Aggregated Usage Volumes in 2003 for the months of September and October 2003 are the period commencing from 0:00 on 1 January 2003 to 24:00 on 30 September 2003 and the period commencing from 0:00 on 1 January 2003 to 24:00 on 31 October 2003 respectively.

3.                           CDMA prepaid service was only launched in July 2003. Up to October 2003, CDMA prepaid service has already been launched in cities and provinces including Beijing, Tianjian, Jilin, Heilongjiang, Anhui, Jiangxi, Shandong, Hubei, Guangdong, Guangxi, Chongqing, Sichuan, Shaanxi and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of September and October 2003 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 18 November 2003